Exhibit 99.1

The Lovesac Company Announces Second Quarter Fiscal 2020 Financial Results

Second Quarter Net Sales Increase of 44.8%

Comparable Sales Increase 40.7%

STAMFORD, Conn., September 11, 2019 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq:LOVE) today announced its financial results for the second quarter of fiscal 2020, which ended on August 4, 2019.

Shawn Nelson, Chief Executive Officer, stated, “We reported a strong second quarter with revenue growth of close to 45%, as the entire team is executing our strategies to expand the Lovesac brand and deliver on our near and longer term goals. We are further strengthening our multi-channel model with the addition of productive new showrooms, the expansion of our pop up shop business at Costco and the announcement of a brand new shop in shop pilot with Macy’s that is expected to launch late in the third quarter, as well as increasingly effective advertising and marketing strategies.”

Mr. Nelson continued, “Given our first half performance and our plans for the remainder of the year, we are reiterating our full year outlook for 40% to 45% revenue growth and positive Adjusted EBITDA. Importantly, this outlook includes the net impact from all announced Lists 1 through 4 tariffs to date that our teams continue to successfully mitigate through various means, with only minor price increases. We have reduced our manufacturing in China from 75% of our total manufacturing at the beginning of the year to 44% as of this month. We believe this puts us on a path to being completely out of China, if necessary, well before the end of next year. I would like to thank all of our teams as well as our vendor partners for their hard work and collaboration that have enabled this outcome.”

For the Thirteen Weeks Ended August 4, 2019

●	Net sales increased 44.8% to $48.1 million in the second quarter of fiscal 2020 from $33.2 million in the second quarter of fiscal 2019. This increase was driven by strong showroom, Internet and pop up shop (which we previously referred to as shop in shops) performance with both transaction and ticket growth resulting from successful advertising and marketing strategies which drew new customers to the brand while also driving repeat purchase behavior. Comparable sales, which includes showroom and Internet sales, increased 40.7% compared to a 41.0% increase in the prior year period. Comparable showroom sales increased 31.8% and Internet sales increased 71.5%.

●	The Company opened two new showrooms and closed no showrooms in the second quarter of fiscal 2020 and ended the quarter with 80 showrooms in 32 states. This represents a unit increase of 11.1% over the same quarter in the prior year.

●	Gross profit increased $6.4 million, or 36.1%, to $24.3 million in the second quarter of fiscal 2020 from $17.8 million in the second quarter of fiscal 2019. Gross margin decreased to 50.4% of net sales from 53.6% of net sales in the prior year period. The decrease in gross margin rate was driven primarily by the impact of the 10% China tariffs partially offset by reduced costs of Sactionals and Sacs products. The decrease in costs of Sactionals and Sacs products was primarily related to cost savings from improved sourcing of Lovesoft and down blend fills in addition to an ongoing shift of manufacturing from China to Vietnam.

●	Selling, general and administrative expenses increased $1.5 million, or 7.3%, to $22.0 million in the second quarter of fiscal 2020 compared to $20.5 million in the second quarter of fiscal 2019. The increase in selling, general and administrative expenses was primarily related to an increase in employment costs of $1.4 million, $0.8 million of increased rent associated with our net addition of 2 showrooms, $3.6 million of expenses related to the increase in sales such as $0.5 million of credit card fees, $2.3 million of showroom and web related selling expenses, $0.2 million of web affiliate program and web platform hosting commissions and $0.6 million of pop up shop sales agent fees. Overhead expenses decreased $4.3 million consisting of a decrease in IPO related expenses of $1.3 million, management fees of $0.7 million, one-time professional fees of $0.3 million, net loss on disposal of property and equipment of $0.1 million and equity based compensation $1.9 million.

●	As a percent of net sales, total SG&A expense decreased to 45.6% from 61.5% in the prior year period driven largely by decreases in equity based compensation and IPO related expenses, partially offset by infrastructure investments such as increased headcount, supply chain optimization efforts and technology enhancements to support increased sales growth.

●	Advertising and marketing expenses increased $2.5 million, or 68.8%, to $6.1 million in the second quarter of fiscal 2020 compared to $3.6 million in the second quarter of fiscal 2019. The increase in advertising and marketing costs relates to increased media and direct to consumer programs, which are expected to drive revenue beyond the period of the expense.

●	Depreciation and amortization expenses increased $0.4 million or 58.9% in the second quarter of fiscal 2020 to $1.2 million compared to $0.8 million in the second quarter of fiscal 2019. The increase in depreciation and amortization expense principally relates to capital investments for new and remodeled showrooms.

●	Operating loss was $4.9 million in the second quarter of fiscal 2020 compared to an operating loss of $7.0 million in the second quarter of fiscal 2019.

●	Net loss and net loss attributable to common shares was $4.8 million in the second quarter of fiscal 2020, compared to a net loss of $7.0 million, or net loss attributable to common shares of $33.7 million including preferred dividends and deemed dividends in the second quarter in fiscal 2019. Adjusted net loss, which excludes the impact of the IPO and certain other non-recurring expenses in both periods, was $4.5 million in the second quarter of fiscal 2020 compared to $5.7 million in the second quarter of fiscal 2019 (see “GAAP and Non-GAAP Measures”).

●	Net loss per share, including preferred dividends and deemed dividends, was ($0.33) in the second quarter of fiscal 2020 compared to ($3.71) in the second quarter of fiscal 2019. Adjusted net loss per common share, which is calculated by dividing adjusted net loss by adjusted weighted average common shares outstanding assuming the IPO related issuances occurred at the beginning of each period presented, was ($0.31) in the second quarter of fiscal 2020 compared to ($0.63) in the second quarter of fiscal 2019 (see “GAAP and Non-GAAP Measures”).

●	Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), was ($3.3) million in the second quarter of fiscal 2020 compared to ($2.0) million in the second quarter of fiscal 2019 (see “GAAP and Non-GAAP Measures”).

Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

For the Twenty-Six Weeks Ended August 4, 2019

●	Net sales increased 48.5% to $89.1 million in the first half of fiscal 2020 from $60.0 million in the first half of fiscal 2019 driven by strong showroom, Internet and pop up shop performance with both transaction as well as ticket growth resulting from successful advertising and marketing strategies which drew new customers to the brand while also driving repeat purchase behavior. Comparable sales, which includes showroom and Internet sales, increased 41.3% compared to a 34.5% increase in the prior year period. Comparable showroom sales increased 31.0% and Internet sales increased 77.7%.

●	The Company opened seven new showrooms and closed two showrooms in the first half of fiscal 2020.

●	Gross profit increased $12.8 million, or 39.4%, to $45.3 million in the first half of fiscal 2020 from $32.5 million in the corresponding prior year period. Gross margin decreased to 50.8% of net sales in the first half of fiscal 2020 from 54.1% of net sales in the corresponding prior year period. The decrease in gross margin rate was driven primarily by the impact of 10% China tariffs, partially offset by reduced costs of Sactionals and Sacs products. The decrease in costs of Sactionals and Sacs products was primarily related to cost savings from improved sourcing of Lovesoft and down blend fills in addition to an ongoing shift of manufacturing from China to Vietnam.

●	Selling, general and administrative expenses increased $10.2 million, or 28.5%, to $45.8 million in the first half of fiscal 2020 compared to $35.6 million in the corresponding prior year period. The increase in selling, general and administrative expenses was primarily related to an increase in employment costs of $3.5 million, $1.3 million of rent associated with our net addition of 5 showrooms, equity based compensation of $1.1 million and $7.3 million of expenses related to the increase in sales such as $0.7 million of credit card fees, $5.1 million of showroom and web related selling expenses, $0.4 million of web affiliate program and web platform hosting commissions , $1.1 million of pop up shop sales agent fees . Overhead expenses decreased $3.0 million related to IPO fees related to the public offering of $1.5 million, reduction in one-time professional fees of $0.9 million and one time IPO bonuses of $0.6 million. As a percent of net sales, total SG&A expense decreased to 51.4% from 59.4% in the prior year period driven largely by decreases in equity based compensation and IPO related expenses, partially offset by infrastructure investments such as increased headcount, supply chain optimization efforts and technology enhancements to support increased sales growth.

●	Advertising and marketing expenses increased $3.5 million, or 43.2%, to $11.5 million in the first half of fiscal 2020 compared to $8.0 million in the corresponding prior year period. The increase in advertising and marketing costs relates to increased media and direct to consumer programs which are expected to drive revenue beyond the period of the expense.

●	Depreciation and amortization expenses increased $0.8 million or 59.0% in the first half of fiscal 2020 to $2.3 million compared to $1.4 million in the corresponding prior year period. The increase in depreciation and amortization expense principally relates to capital investments for new and remodeled showrooms.

●	Operating loss was $14.3 million in the first half of fiscal 2020 compared to an operating loss of $12.6 million in the first half of fiscal 2019.

●	Net loss and net loss attributable to common shares was $13.9 million in the first half of fiscal 2020. This compares to a net loss of $12.7 million in the first half of fiscal 2019 and a net loss attributable to common shares of $40.1 million including preferred dividends and deemed dividends in the first half of fiscal 2019. Adjusted net loss, which excludes the impact of the IPO and certain other non-recurring expenses, was $13.4 million in the first half of fiscal 2020 compared to $11.1 million in the first half of fiscal 2019 (see “GAAP and Non-GAAP Measures”).

●	Net loss per share, including preferred dividends and deemed dividends, was ($0.99) in the first half of fiscal 2020 compared to ($5.29) in the first half of fiscal 2019. Adjusted net loss per common share, which is calculated by dividing adjusted net loss by adjusted weighted average common shares outstanding assuming the IPO related issuances occurred at the beginning of each period presented, was ($0.96) in the first half of fiscal 2020 compared to ($1.47) in the first half of fiscal 2019 (see “GAAP and Non-GAAP Measures”).

●	Adjusted EBITDA was ($8.0) million in the first half of fiscal 2020 compared to ($6.2) million in the first half of fiscal 2019 (see “GAAP and Non-GAAP Measures”).

Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Conference Call Details

A conference call to discuss the second quarter fiscal 2019 financial results is scheduled for today, September 11, 2019, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a direct-to-consumer specialty furniture brand with approximately 80 retail showrooms supporting its ecommerce delivery model. Lovesac’s name comes from its original Durafoam filled beanbags called Sacs. The Company derives a majority of its current sales from its proprietary platform called Sactionals, a washable, changeable, reconfigurable, and FedEx-shippable solution for large upholstered seating. Founder and CEO, Shawn Nelson’s, “Designed for Life” philosophy emphasizes sustainable products that are built to last a lifetime and designed to evolve with the customer’s needs, providing long-term utility and ultimately reducing the amount of furniture discarded into landfills.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted net loss, adjusted diluted loss per share and Adjusted EBITDA. Adjusted net loss excludes the effect of one-time costs related to the Company’s IPO in June 2018 and fees associated with fundraising and reorganizing activities. Adjusted diluted loss per share is defined as adjusted net loss divided by a pro forma share count which assumes the IPO took place before the relevant time period. We define Adjusted EBITDA as net income plus interest expense, income tax expense, depreciation and amortization, sponsor fees, deferred rent, equity-based compensation, write-off of property and equipment, one-time IPO-related expenses, and fees associated with fundraising and reorganizing activities. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted income per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward Looking Statements

Certain statements either contained in or incorporated by reference into this communication, other than purely historical information, including estimates, projections and statements relating to Lovesac’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in or incorporated by reference into this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Lovesac may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Lovesac disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com

(Tables to Follow)

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of August 4, 2019	As of February 3, 2019
	(unaudited)
Assets

Current Assets
Cash and cash equivalents	$44,202,352	$49,070,952
Trade accounts receivable	5,580,954	3,955,124
Merchandise inventories	40,656,908	26,154,314
Prepaid expenses and other current assets	7,032,106	5,933,872
Total Current Assets	97,472,320	85,114,262
Property and Equipment, Net	20,431,956	18,595,079

Other Assets
Goodwill	143,562	143,562
Intangible assets, net	1,075,690	942,331
Deferred financing costs, net	182,559	219,071
Total Other Assets	1,401,811	1,304,964
Total Assets	$119,306,087	$105,014,305
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$17,670,642	$16,836,816
Accrued expenses	4,950,806	3,701,090
Payroll payable	2,233,444	2,269,834
Customer deposits	1,553,085	1,059,957
Sales taxes payable	645,918	750,922
Total Current Liabilities	27,053,895	24,618,619
Deferred Rent	1,682,953	1,594,179
Line of credit	--	31,373
Total Liabilities	28,736,848	26,244,171

Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of August 4, 2019 and February 3, 2019.	-	-
Common Stock $.00001 par value, 40,000,000 shares authorized, 14,538,586 shares issued and outstanding as of August 4, 2019 and 13,588,568 shares issued and oustanding as of February 3, 2019, respectivily.	145	136
Additional paid-in capital	167,399,679	141,727,807
Accumulated deficit	(76,830,585)	(62,957,809)
Stockholders’ Equity	90,569,239	78,770,134
Total Liabilities and Stockholders’ Equity	$119,306,087	$105,014,305

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 4,	August 5,	August 4,	August 5,
	2019	2018	2019	2018

Net sales	$48,146,415	$33,249,012	$89,104,778	$60,017,810
Cost of merchandise sold	23,861,242	15,410,442	43,827,110	27,532,067
Gross profit	24,285,173	17,838,570	45,277,668	32,485,743

Operating expenses
Selling, general and administrative expenses	21,956,376	20,454,183	45,817,988	35,648,687
Advertising and marketing	6,069,903	3,594,868	11,459,233	8,002,655
Depreciation and amortization	1,205,796	758,684	2,271,413	1,428,829
Total operating expenses	29,232,075	24,807,735	59,548,634	45,080,171

Operating loss	(4,946,902)	(6,969,165)	(14,270,966)	(12,594,428)
Interest income (expense), net	169,327	(435)	403,890	(58,420)
Net loss before income taxes	(4,777,575)	(6,969,600)	(13,867,076)	(12,652,848)
Benefit (provision) for income taxes	6,576	-	(5,700)	-
Net loss	$(4,770,999)	$(6,969,600)	$(13,872,776)	$(12,652,848)

Net loss per common share:
Basic and diluted	$(0.33)	$(3.71)	$(0.99)	$(5.29)

Weighted average number of common shares outstanding:
Basic and diluted	14,331,185	9,077,549	14,000,565	7,571,377

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(unaudited)

	Twenty-six weeks ended
	August 4,	August 5,
	2019	2018

Cash Flows from Operating Activities
Net loss	$(13,872,776)	$(12,652,848)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,147,743	1,350,493
Amortization of intangible assets	123,670	78,336
Amortization of deferred financing fees	36,512	84,661
Net (gain) loss on disposal of property and equipment	(166,865)	6,139
Equity based compensation	3,393,099	2,334,104
Deferred rent	88,774	251,643
Changes in operating assets and liabilities:
Accounts receivable	(1,625,830)	(1,229,087)
Merchandise inventories	(14,502,594)	(8,598,437)
Prepaid expenses and other current assets	(1,098,234)	268,482
Accounts payable and accrued expenses	1,942,148	3,521,298
Customer deposits	493,128	1,290,383
Net Cash Used in Operating Activities	(23,041,225)	(13,294,833)

Cash Flows from Investing Activities
Purchase of property and equipment	(4,117,755)	(6,033,856)
Payments for patents and trademarks	(257,029)	(243,249)
Proceeds from disposal of property and equipment	300,000	-
Net Cash Used in Investing Activities	(4,074,784)	(6,277,105)

Cash Flows from Financing Activities
Proceeds from issuance of common shares, net	25,610,000	58,908,552
Taxes paid for net share settlement of equity awards	(3,343,218)	(7,902)
Proceeds from exercise of warrants	12,000	-
Principal paydowns on the line of credit, net	(31,373)	(405)
Payments of deferred financing costs	-	(292,095)
Net Cash Provided by Financing Activities	22,247,409	58,608,150
Net Change in Cash and Cash Equivalents	(4,868,600)	39,036,212
Cash and Cash Equivalents - Beginning	49,070,952	9,175,951
Cash and Cash Equivalents - End	$44,202,352	$48,212,163
Supplemental Cash Flow Disclosures
Cash paid for interest	$24,045	$38,803

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 4,	August 5,	August 4,	August 5,
(dollars in thousands)	2019	2018	2019	2018
Net loss	$(4,771)	$(6,970)	$(13,873)	$(12,653)
Interest (income) expense	(169)	-	(404)	58
Taxes	(7)	-	6	-
Depreciation and amortization	1,206	759	2,271	1,429
EBITDA	(3,741)	(6,211)	(12,000)	(11,166)
Management fees (a)(b)	133	742	297	867
Deferred Rent (c)	77	128	89	252
Equity-based compensation (d)	171	2,039	3,394	2,334
Net (gain) loss on disposal of property and equipment (e)	(214)	-	(167)	6
Other non-recurring expenses (f)(g)	275	1,292	425	1,508
Adjusted EBITDA	$(3,299)	$(2,010)	$(7,962)	$(6,199)

(a)	Management fees in the thirteen weeks ended August 4, 2019 reflect monitoring fees of $133k and for the thirteen weeks ended August 5, 2018, reflect monitoring fess of $117k and one-time IPO bonus payments of $625k, respectively.

(b)	Management fees in the twenty six weeks ended August 4, 2019 monitoring fees of $297k and in the twenty six weeks ended August 5, 2018 monitoring fees of $242k and one-time IPO bonus payments of $625k.

(c)	Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with GAAP, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms.

(d)	Represents expenses associated restricted stock units granted to our management.

(e)	Represents the net (gain) loss on the disposal of property and equipment.

(f)	Other expenses in the thirteen weeks ended August 4, 2019 are made up of: (1) $83 in financing fees associated with our secondary offering and (2) $192 in legal and professional fees. Other expenses in the thirteen weeks ended August 5, 2018 are made up of: (1) $176 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connections with such activities; (2) $73 in travel and logistical costs associated with the offering; (3) $88 in accounting fees related to the offering; (4) $450 in IPO bonuses paid to executives; (5) $446 in fees paid for investor relations and public relations relating to the IPO and (6) $59 in executive recruitment fees to build executive management team.

(g)	Other expenses in the twenty-six weeks ended August 4, 2019 are made up of: (1) $150 in recruitment fees to build executive management team and Board of Directors; (2) $83 in fees associated with our secondary offering finance expense and (3) $192 in legal and professional fees. Other expenses in the twenty-six weeks ended August 5, 2018 are made up of: (1) $201 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $84 in travel and logistical costs associated with the offering; (3) $198 in accounting fees related to the offering; (4) $450 in IPO bonuses paid to executives; (5) $479 in fees paid for investor relations and public relations relating to the IPO and (6) $96 in executive recruitment fees to build executive management team.

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(dollars in thousands)	August 4, 2019	August 5, 2018	August 4, 2019	August 5, 2018
Net loss as reported	$(4,771)	$(6,970)	$(13,873)	$(12,653)
Adjustments:
Adjustments to selling, general and administrative expense:
Other expenses (a)(b)	275	1,292	425	1,508
Adjusted net loss	$(4,496)	$(5,678)	$(13,448)	$(11,145)
Adjusted basic and diluted weighted average shares outstanding-adjusted for IPO related issuance	14,331,185	9,077,549	14,000,565	7,571,377
Adjusted net loss per common share	$(0.31)	$(0.63)	$(0.96)	$(1.47)

(a)	Other expenses in the thirteen weeks ended August 4, 2019 are made up of: (1) $83 in financing fees associated with our secondary offering and (2) $192 in legal and professional fees. Other expenses in the thirteen weeks ended August 5, 2018 are made up of: (1) $176 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connections with such activities; (2) $73 in travel and logistical costs associated with the offering; (3) $88 in accounting fees related to the offering; (4) $450 in IPO bonuses paid to executives; (5) $446 in fees paid for investor relations and public relations relating to the IPO and (6) $59 in executive recruitment fees to build executive management team.

(b)	Other expenses in the twenty-six weeks ended August 4, 2019 are made up of: (1) $150 in recruitment fees to build executive management team and Board of Directors; (2) $83 in fees associated with our secondary offering finance expense and (3) $192 in legal and professional fees. Other expenses in the twenty-six weeks ended August 5, 2018 are made up of: (1) $201 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $84 in travel and logistical costs associated with the offering; (3) $198 in accounting fees related to the offering; (4) $450 in IPO bonuses paid to executives; (5) $479 in fees paid for investor relations and public relations relating to the IPO and (6) $96 in executive recruitment fees to build executive management team.